Exhibit 99.1

770 Komas Drive	NEWS RELEASE
Salt Lake City, UT 84108 USA	For Immediate Release

Evans & Sutherland Receives Approval to Transfer Common Stock to
The Nasdaq Capital Market

SALT LAKE CITY, UTAH, September 5, 2008, Evans & Sutherland Computer Corporation (E&S) (NASDAQ: ESCC) today announced that on September 3, 2008 it received approval from the Nasdaq Listing Qualifications Staff (the “Staff”) to transfer the listing of E&S’s securities from The Nasdaq Global Market to The Nasdaq Capital Market.  The transfer was effective with the open of business on Monday, August 25, 2008, pending receipt of the aforementioned Staff approval.  Listing on The Nasdaq Capital Market does not affect E&S’s ticker symbol, which will remain “ESCC”.

The Nasdaq Capital Market is a continuous trading market that operates in substantially the same manner as The Nasdaq Global Market. Effective with the transfer of E&S’s securities to the Nasdaq Capital Market, E&S became subject to the continued listing requirements of the Nasdaq Capital Market instead of those of the Nasdaq Global Market. E&S currently complies with all of the listing requirements of the Nasdaq Capital Market.

Comments from David H. Bateman, President and Chief Executive Officer:  “E&S’s securities have been trading on The Nasdaq Capital Market for just over a week while awaiting this final approval.  During this time the stock price has steadily increased.  The formal approval of E&S’s transfer application completes E&S’s listing on The Nasdaq Capital Market and enhances E&S’s ability to focus on improving its performance and sustain continuing improvement in our share price.”

Statements in this press release which are not historical, including statements regarding E&S’ or management’s intentions, hopes, beliefs, expectations, representations, projections, plans, or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The Company assumes no obligation except as required by law to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” “confident” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance together with the negative of such expressions. Among the factors that could cause actual results to differ materially are the following: the ability of the Company to successfully integrate the Spitz business; the ability to complete production models of its laser projectors without further delays or higher costs; the Company’s ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; results of the Board’s evaluation of alternatives available to enhance value for shareholders; and market and general economic conditions. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission.

E&S is a registered trademark of Evans & Sutherland Computer Corporation.

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Contact:

David H. Bateman

President and CEO

Evans & Sutherland

770 Komas Drive, Salt Lake City, UT 84108

801-588-1674

dbateman@es.com